Exhibit 99.1

Dune Acquisition Corporation Announces Pricing of Upsized $150 Million Initial Public Offering

NEW YORK, Dec. 17, 2020 (GLOBE NEWSWIRE) -- Dune Acquisition Corporation (the “Company”) announced today the pricing of its upsized initial public offering of 15,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market (the “Nasdaq”) and trade under the ticker symbol “DUNEU” beginning on December 18, 2020. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each warrant whole exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “DUNE” and “DUNEW,” respectively. The offering is expected to close on December 22, 2020.

Dune Acquisition Corporation was founded by its Chief Executive Officer, Carter Glatt. The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on companies within the technology sector, particularly companies pursuing a Software as a Service, or SaaS, model.

Cantor Fitzgerald & Co. is acting as sole book-runner and Needham & Company as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 17, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor, New, York, New York 10022 or email at prospectus@cantor.com.

Cautionary Note Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Carter Glatt
Chief Executive Officer
Dune Acquisition Corporation
ir@duneacq.com
(917) 742-1904